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[ORRICK LOGO]                                                        Exhibit 8.1

November 13, 2000


PPL Montana, LLC
303 North Broadway
Suite 400
Billings, Montana 59101

Ladies and Gentlemen:

We have acted as special lease counsel to PPL Montana, LLC (the "Company"), a Delaware limited liability company, in connection with the issuance of the 8.903% Pass Through Trust Certificates due 2020 (the "Existing Pass Through Trust Certificates"). We are issuing this opinion letter in connection with the offer to exchange (the "Exchange Offer") new pass through trust certificates (herein referred to as the "New Pass Through Trust Certificates") for an equal principal amount of the Existing Pass Through Trust Certificates, and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission by the Company for the purpose of registering the New Pass Through Trust Certificates under the Securities Act of 1933, as amended (the "Act").

In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement did, in fact, occur in accordance with the terms and descriptions thereof.

Based upon the foregoing, and subject to the assumptions and other limitations set forth in the discussion in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," it is our opinion that, although such discussion does not address all of the tax consequences of the Exchange Offer or of owning and disposing of the New Pass Through Trust Certificates, it does address the material U.S. federal income tax consequences (other than those consequences that may be material to an investor based on its particular tax situation) and insofar as it describes statements of law or legal conclusions for holders, it is accurate in all material respects.



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[ORRICK LOGO]


PPL Montana, Inc.
November 13, 2000
Page 2


We express no opinion as to any matter other than the opinion set forth above. Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.

We hereby consent to the use of our name under the captions "Material U.S. Federal Income Tax Consequences" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we are within the category of persons required to give consents pursuant to
Section 7 of the Act.



Very truly yours,


/s/ Orrick, Herrington & Sutcliffe LLP
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ORRICK, HERRINGTON & SUTCLIFFE LLP